Aoxin Tianli Group's Specialty Black Hog Pork Products to be Available on Taobao.com, Wechat, and Meituan.com through Online Stores

WUHAN, China, Aug. 25, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that it had signed a sales agreement (the "Agreement") with Wuhan Fengyu Agricultural Development Co., Ltd. ("Fengyu") to sell the Company's Tianli-Xiduhei™ black hog pork products through Fengyu's online stores on Taobao.com, Meituan.com and the mobile app platform Wechat. The Agreement has a one year term, effective August 24, 2016, and can be automatically extended for successive one-year periods.

Sales of the Company's black hog pork cuts, sausages, and cured hams through Fengyu's web portals are expected to commence by Mid-September this year.

"This follows our announcement last week of a sales agreement with the online group buying site www.ixiaop.com and further expands online and mobile distribution channels for our black hog pork products. With the effective combination of online and offline sales, we believe that our retail business is poised for strong growth in the near term," said Mr. Wocheng Liu, Chairman and Co-Chief Executive Officer of Aoxin Tianli.

About Wuhan Fengyu Agricultural Development Co., Ltd.

Established in 2011 and based in Wuhan City, Hubei Province, Wuhan Fengyu Agricultural Development Co., Ltd. ("Fengyu") engages in the production, distribution, and sales of fruits, vegetables, meats, poultry and fish products. Fengyu also operates a 165-acre agritourism facility in the Huangpi District of Wuhan City.  More information about Fengyu can be found at: www.whfengyu.com.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet. More information about the Company can be found at: www.aoxintianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com